Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY "ADVANCE NANOTECH, INC." IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE FOURTEENTH DAY OF JUNE, A.D. 2006.

AND I DO HEREBY FURTHER CERTIFY THAT THE SAID "ADVANCE NANOTECH, INC." WAS INCORPORATED ON THE FOURTEENTH DAY OF JUNE, A.D. 2006.

AND I DO HEREBY FURTHER CERTIFY THAT THE FRANCHISE TAXES HAVE NOT BEEN ASSESSED TO DATE.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4175422 8300

060576417

AUTHENTICATION: 4827761

DATE: 06-14-06

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "ADVANCE NANOTECH, INC.", FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF JUNE, A.D. 2006, AT 7:01 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4175422 8100

060576417

AUTHENTICATION: 4827760

DATE: 06-14-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:00 PM 06/14/2006
FILED 07:01 PM 06/14/2006
SRV 060576417 - 4175422 FILE

CERTIFICATE OF INCORPORATION

OF

ADVANCE NANOTECH, INC.

The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate, and does certify that:

FIRST: The name of this corporation is ADVANCE NANOTECH, INC.

SECOND: It's Registered Office in the State of Delaware is to be located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The Registered Agent in charge thereof is National Registered Agents, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total authorized capital stock of the corporation is One Hundred Million (100,000,000) shares. Seventy Five Million (75,000,000) shares at a par value of $.001 per share shall be classified as Common Stock and Twenty Five Million (25,000,000) shares at a par value of $.001 per share shall be classified as Preferred Stock.

The preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares.

FIFTH: The name and mailing address of the incorporator is

LuAnn Chu
2030 Main Street, Suite 1030
Irvine, California 92614

SIXTH: The duration of the corporation shall be perpetual.

SEVENTH: The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Delaware General Corporation Law, as the same may be supplemented or amended.

EIGHTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the stockholders entitled to vote thereof after notice.

NINTH: After the original or other Bylaws of the corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

TENTH: The directors of the corporation need not be elected by ballot.

Dated on this 14th day of June, 2006

LuAnn Chu
Incorporator